Exhibit 5.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form F-9 of Manulife Financial Corporation (“MFC”) and in the related short form base shelf prospectus pertaining to the issue and sale of up to US$1,000,000,000 principal amount of Debt Securities, Class A Shares and Class B Shares of MFC of our reports dated March 17, 2009, with respect to the consolidated financial statements of MFC as at December 31, 2008 and 2007 and for the years then ended and the effectiveness of internal control over financial reporting of MFC as at December 31, 2008 filed with the Securities and Exchange Commission.

Toronto, Canada	/s/ Ernst & Young LLP
April 21, 2009	Chartered Accountants Licensed Public Accountants